Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Strong Third Quarter 2012 Earnings and Capital Ratios

ARLINGTON, Va.--(BUSINESS WIRE)--October 25, 2012--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the third quarter of 2012.

Third Quarter 2012 Highlights

  Net Income Available to Common Stockholders and Earnings per Diluted Common Share Increased: Net income available to common stockholders increased to $7.1 million, or $0.21 per diluted common share, for the third quarter of 2012. This represented a 23.5% increase in earnings per diluted common share compared to $0.17 for the third quarter of 2011. Earnings per diluted common share also increased 10.5% sequentially, compared to $0.19 for the second quarter of 2012.
  Quarterly Return on Average Assets (ROAA) of 1.11% and Return on Average Equity (ROAE) of 10.95%
  Adjusted Operating Earnings (a non-GAAP measure) Increased: Adjusted operating earnings for the third quarter of 2012 increased to $5.8 million, or $0.17 per diluted common share, compared to $5.2 million, or $0.17 per diluted common share, for the same period in 2011. Adjusted operating earnings also increased $292 thousand, or $0.01 per diluted share, compared to the second quarter of 2012.
  Asset Quality Stable: Non-performing assets and loans 90+ days past due to total assets sequentially decreased from 2.00% at June 30, 2012, to 1.98% at September 30, 2012.
  Capital Strength and Book Value per Common Share Growth: Tier 1, total qualifying and tier 1 leverage capital ratios increased to 16.29%, 17.55% and 12.27%, at September 30, 2012, respectively. Tangible common equity improved to 8.08% at September 30, 2012, as compared to 7.79% and 7.17% at June 30, 2012, and September 30, 2011, respectively. The book value per common share increased to $7.63 at September 30, 2012, as compared to $7.39 and $7.03 at June 30, 2012, and September 30, 2011, respectively.

Peter A. Converse, President and Chief Executive Officer, commented, “I’m pleased to report another quarter of strong profitability with earnings per diluted common share of $0.21, up 23.5% year-over-year and 10.5% on a linked quarter basis. As a result, our ROAA of 1.11% and ROAE of 10.95% marked the second consecutive quarter of those profitability metrics exceeding 1.00% and 10.00%, respectively. Additionally, our retained earnings continue to bolster our already robust capital ratios which are well in excess of regulatory defined “well-capitalized” levels, while tangible common equity exceeded 8.00% at quarter-end. On the asset quality front, we made modest progress in continuing to address our remaining problem assets. Greater progress is anticipated in the fourth quarter as problem asset resolutions pending from the third quarter are concluded.”

Converse continued, “The primary headwinds to our performance in the current quarter were net interest margin compression and sequential negative loan growth. We did not anticipate the degree of margin compression at the beginning of the quarter as loan yield and fees declined more than forecasted and excess liquidity was greater than expected. Management believes that the third quarter net interest margin of 3.62% should be close to the low point for the near-term with revised guidance for the fourth quarter of 2012 of 3.60% to 3.70%. Contributing to the third quarter margin compression was a sequential decrease of $10.2 million, or 0.5%, in average net loans, driven primarily by loan run-off exceeding new loan volume and a significant drop in commercial line usage, especially in the government contracting sector. Based on current business development activity and the lending pipeline, we anticipate fourth quarter net loan growth to be more in line with the 1.5% sequential growth experienced in the second quarter of this year.”

Converse concluded, “Regarding TARP, I can affirm that earlier in October Virginia Commerce Bancorp, Inc. formally applied to the Federal Reserve for full repayment of our $71.0 million in TARP Preferred Shares under the Capital Purchase Program. The Board and management feel strongly that our asset quality metrics and capital ratios support full repayment on a current and proforma basis. However, it is up to the Federal Reserve at this point to determine their comfort in recommending a level of repayment to the Treasury Department. We expect to have a final response to our application before the end of the fourth quarter.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended September 30, 2012, the Company recorded net income of $8.5 million. After an effective dividend of $1.4 million to the U.S. Treasury on TARP preferred stock, the Company reported net income available to common stockholders of $7.1 million, or $0.21 per diluted common share, compared to net income available to common stockholders of $5.2 million, or $0.17 per diluted common share, in the third quarter of 2011. Sequentially, net income available to common shareholders increased $765 thousand, or $0.02 per diluted common share, from the second quarter in 2012. For the nine months ended September 30, 2012, the Company reported net income available to common stockholders of $18.3 million, or $0.54 per diluted common share, compared to net income available to common stockholders of $16.4 million, or $0.53 per diluted common share, for the same period in 2011.

Adjusted operating earnings (a non-GAAP measure) for the three months ended September 30, 2012, were $5.8 million, or $0.17 per diluted common share, compared to $5.2 million, or $0.17 per diluted common share, for the same period in 2011. On a sequential basis, adjusted operating earnings increased $292 thousand, or $0.01 per diluted common share, for the three months ended September 30, 2012. The year-over-year increase in adjusted operating earnings is due to a reduction in provisioning for loan losses of $822 thousand and an increase in non-interest income, excluding gains on sale of securities, of $729 thousand, after non-interest income is adjusted to exclude the impact of realized gains on sale of securities, partially offset by increased non-interest expenses of $319 thousand, decreased net interest income of $361 thousand, and $287 thousand in increased provision for income taxes, net of tax attributable to securities gains. The sequential increase in the Company’s adjusted operating earnings was due to increased non-interest income of $575 thousand, net of security gains, decreased non-interest expense of $345 thousand, partially offset by decreased provision for loan losses of $51 thousand, decreased net interest income of $549 thousand, and increased provision for income taxes of $130 thousand, net of tax attributable to securities gains. The Company calculates adjusted operating earnings by excluding impairment loss on securities, realized gains and losses on sale of securities and death benefits received from bank-owned life insurance, from net income available to common stockholders.

Asset Quality and Provisions For Loan Losses

Total non-performing assets and loans 90+ days past due declined $883 thousand sequentially from $60.4 million at June 30, 2012, to $59.5 million at September 30, 2012, and increased from $55.9 million at September 30, 2011. As a percentage of total assets, non-performing assets decreased from 2.00% at June 30, 2012, to 1.98% at September 30, 2012, while increasing from 1.88% at September 30, 2011. As of September 30, 2012, the allowance for loan losses represented 1.92% of total loans, compared to 2.14% and 2.30%, at June 30, 2012, and September 30, 2011, respectively. The allowance for loan losses covered 90.8% of total non-performing loans as of September 30, 2012, compared to 100.5% and 108.6%, at June 30, 2012, and September 30, 2011, respectively.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and unemployment levels. Overall, as of September 30, 2012, $27.2 million, or 59.8%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $6.5 million, or 14.4%, represented non-farm, non-residential loans, $8.3 million, or 18.2%, represented loans on one-to-four family residential properties, and $3.4 million, or 7.6%, represented commercial and industrial (“C&I”) loans. As of September 30, 2012, specific reserves of $13.7 million have been established for non-performing loans and other loans determined to be impaired. The Company continues to pursue an aggressive campaign to reduce non-performing and other impaired loans and is implementing and executing various disposition strategies on an ongoing basis. However, it is noted that remaining non-performing loans largely represent situations which require longer term workout strategies to obtain optimal principal recovery. These strategies are dependent upon project completion, permitting, satisfaction of contract contingencies and other factors.

Included in the loan portfolio at September 30, 2012, are loans classified as troubled debt restructurings (“TDRs”), totaling $44.9 million, a 37.4% decrease from $71.7 million at September 30, 2011. Sequentially, TDRs increased $1.8 million from $43.1 million at June 30, 2012, as a result of the upgrade from Substandard to Special Mention TDR status of a loan secured by an income-producing warehouse property after restructuring. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 88% of TDRs were performing prior to modification. These loans make up 2.1% of the total loan portfolio and represent $10.8 million in ADC loans, $22.6 million in non-farm, non-residential real estate loans, $6.9 million in C&I loans and $4.6 million in one-to-four family residential loans. At September 30, 2012, 32.3% of the Company’s TDRs were reviewable TDRs and 67.7% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off.

Classified loans were $182.4 million for the quarter ended September 30, 2012, a $26.9 million decrease from $209.3 million at September 30, 2011. Sequentially, classified loans declined $6.9 million from $189.3 million at June 30, 2012. The quarterly decline in classified loans was largely due to an upgrade of the previously mentioned restructured loan secured by an income producing warehouse property, which was partially offset by downgrades of loans in one relationship from Special Mention to Substandard due to delayed completion of construction for an owner-occupied retail business. Construction of this project is scheduled to be completed and the owner-occupied business to open during the fourth quarter of 2012

Provisions for loan losses were $3.1 million for the quarter ended September 30, 2012, compared to $3.9 million in the same period in 2011, and $3.2 million in the second quarter of 2012. Net charge-offs were $8.5 million for the three months ended September 30, 2012, compared to $1.9 million and $7.7 million for the quarters ended June 30, 2012, and September 30, 2011, respectively. For the nine months ended September 30, 2012, provisions for loan losses totaled $12.3 million, compared to $11.2 million for the prior year period, with 2012 year-to-date net charge-offs amounting to $19.7 million, compared to $24.2 million in the nine months ended September 30, 2011. The increase in non-performing assets of $4.3 million between September 30, 2011, and September 30, 2012, coupled with the decrease in the allowance for loan losses of $8.1 million in the same period, contributed to the allowance for loan losses to non-performing loans coverage ratio declining to 90.8% at September 30, 2012, compared to 100.5% at June 30, 2012, and 108.6% at September 30, 2011. The decreases in the allowance for loan losses as a percentage of total loans and in the coverage of non-performing loans from September 30, 2011, to September 30, 2012, is due to charge-offs incurred during the first nine months of 2012 being primarily supported by specific reserves in the allowance for loan losses. As a result, the third quarter analysis of the adequacy of the loan loss reserve indicated that provisions for loan losses of $3.1 million were sufficient to maintain appropriate coverage. The $4.5 million reduction in net charge-offs for the nine months ended September 30, 2012, compared to the same period in 2011, was primarily due to net charge-offs in the ADC loan portfolio decreasing $8.2 million, from $13.3 million in 2011 to $5.1 million in 2012, partially offset by an increase in net charge-offs in the C&I loan portfolio from $1.6 million to $5.0 million.

Net Interest Income and Net Interest Margin

Net interest income of $26.4 million for the third quarter of 2012 declined $361 thousand, or 1.4%, over the same quarter last year. The net interest margin decreased 23 basis points from 3.85% in the third quarter of 2011, to 3.62% for the same period in 2012. Year-to-date net interest income of $80.1 million was up 0.5%, compared to net interest income of $79.7 million for the nine months of 2011. On a sequential basis, the net interest margin was down 18 basis points from 3.80% for the second quarter of 2012, to 3.62% for the third quarter of 2012. The year-over-year and sequential decreases in the third quarter 2012 net interest margin are due to the prolonged low interest rate environment contributing to lower rates on loan and investment security assets, the impact of which was partially offset by lower costs on average interest-bearing deposits and securities sold under agreement to purchase. The sequential decrease in the net interest margin was also impacted by decreased loan fees, and a higher level of excess liquidity held at the Federal Reserve. Interest and dividend income decreased $2.5 million on average total interest-earnings assets of $2.94 billion for the three months ended September 30, 2012, compared to interest and dividend income generated by average total interest-earnings assets of $2.79 billion for the same period in 2011. The decline in interest and dividend income is mostly attributable to lower yielding average loan and security assets being generated in the current low interest rate environment. Interest expense decreased $2.2 million to $6.5 million generated on an average total interest-bearing liability balance of $2.31 billion for the quarter ended September 30, 2012, from $8.7 million generated on an average total interest-bearing liability balance of $2.26 billion for the same period in 2011. The average rate paid on total interest-bearing liabilities was 1.12% for the third quarter of 2012, as compared to 1.18% for the second quarter 2012, and 1.52% for the third quarter of 2011. Management anticipates the net interest margin will range between 3.60% and 3.70% during the fourth quarter of 2012.

Non-Interest Income

For the three months ended September 30, 2012, the Company recognized $4.7 million in non-interest income, compared to non-interest income of $1.9 million for the three months ended September 30, 2011, and $3.4 million for the sequential quarter. Included in the third quarter 2012 non-interest income is a gain on sale of securities of $2.1 million, while the third quarter of 2011 did not include a gain or loss on sale of securities, and the sequential quarter included a gain of $1.3 million on sale of securities. The Company recognized non-interest income of $13.1 million for the nine months ended September 30, 2012, compared to non-interest income of $5.7 million for the same period in 2011. For the nine months ended September 30, 2012, non-interest income included a gain on sale of securities of $6.0 million, while non-interest income for the nine months ended September 30, 2011, included an impairment loss on securities of $732 thousand, which was partially offset by a gain on sale of securities of $503 thousand, and a bank-owned life insurance death benefit of $361 thousand.

Fees and net gains on loans held-for-sale increased in the third quarter 2012, on a year-over-year basis by $338 thousand, or 45.4%. The increase can be primarily attributed to higher volume of mortgage loans originated for sale in the secondary market, which was driven by lower interest rates on mortgage products during 2012. For the nine months ended September 30, 2012, fees and net gains on loans held-for-sale increased $1.1 million, or 61.9%, compared to the nine months ended September 30, 2011. Mortgage loans held-for sale totaling $146.8 million were closed in the nine months ended 2012, as compared to $103.7 million to the same period for 2011.

Non-Interest Expense

Non-interest expense increased $319 thousand, or 2.1%, from $14.9 million in the third quarter of 2011, to $15.2 million in the third quarter of 2012. Sequentially, non-interest expense decreased $345 thousand, or 2.2%, from $15.6 million for the second quarter of 2012. The majority of the year-over-year increase was a $902 thousand increase to salaries and employee benefits, $87 thousand increase in occupancy expense, and $155 thousand increase in franchise tax, partially offset by a decrease of $642 on other real estate owned losses and expenses and $204 thousand in FDIC insurance. The increase in salaries and employee expense includes the impact of adding key personnel in our sales and support functions to support our continued growth and commissions paid to mortgage originators in connection with greater mortgage production sold into the secondary market. The sequential decrease in non-interest expense was driven by a reduction in the loss on other real estate owned, partially offset by an increase in salary and employee benefits. The increase in salary and employee benefits was driven by a reduction in the amount of salary costs deferred in connection with fewer loan originations in the third quarter of 2012, compared to the second quarter of 2012.

Investment Securities

Investment securities decreased $57.4 million, or 9.5%, year-over-year to $545.1 million at September 30, 2012, and were down $21.5 million sequentially from June 30, 2012. During the third quarter of 2012, the Company sold $26.0 million of investment securities resulting in a $1.6 million realized gain on sale of securities and PreSTL VI was redeemed resulting in a gain of $436 thousand. The investment portfolio contains three pooled trust preferred securities with a book value of $5.6 million, and a market value of $358 thousand at September 30, 2012, for which the Company performs a quarterly analysis to determine whether any other than temporary impairment exists. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals, defaults, and prepayments within each pool. There has been no recorded impairment loss in the nine months ended September 30, 2012, compared to an impairment loss of $732 thousand for the same time period in 2011.

Loans

Loans, net of allowance for loan losses, increased $5.5 million, or 0.3%, from $2.097 billion at September 30, 2011, to $2.103 billion at September 30, 2012. Non-farm, non-residential real estate loans increased $32.4 million, or 2.9%, one-to-four family residential increased $12.2 million or 3.2%, multifamily real estate loans increased $14.4 million, or 19.8%, C&I loans were up $300 thousand, or 0.1%, and ADC loans fell by $62.7 million, or 19.4%, from September 30, 2011, to September 30, 2012. Sequentially, loans, net of allowance for loan losses, were down $29.0 million, or 1.4%. The sequential decline in loans was driven primarily by a $26.7 million decline in commercial loans and $10.0 million decline in ADC loans. These decreases were partially offset with $3.1 million and $2.7 million sequential increases in non-owner-occupied commercial mortgages and multi-family residential, respectively. The sequential decline in commercial loans was attributable to a significant drop in credit line usage during the third quarter principally in the government contracting sector as contracting activity declined in tandem with certain federal spending cuts and concerns regarding the possible impact of sequestration. The orientation of loan generation efforts and loan mix is reflective of the continued focus on building greater market share in commercial lending and residential real estate lending, while limiting ADC lending and non-farm, non-residential real estate lending to select transactions in key markets with solid economic metrics.

Deposits

Total deposits at September 30, 2012, were $2.213 billion, a decrease of $156.4 million, or 6.6%, compared to September 30, 2011, with demand deposits increasing $1.1 million, or 0.3%, savings and interest-bearing demand deposits decreasing $12.5 million, or 1.1%, and time deposits decreasing $145.0 million, or 18.3%. Deposits at September 30, 2011, were significantly impacted by an influx of approximately $71.0 million in demand deposits from a longstanding client; early in the fourth quarter of 2011, the client shifted these deposits to repurchase agreements. Without considering the impact of these temporary demand deposits, from September 30, 2011, to September 30, 2012, the Company’s total deposits decreased $85.4 million while demand deposits increased $72.2 million. Over the past twelve months, generation of demand deposits was primarily driven by the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services, and other related cross-sales. On a linked quarter basis, total deposits decreased $39.1 million, or 1.7%, with demand deposits increasing by $7.0 million, or 1.8%, savings and interest-bearing demand accounts decreasing $11.3 million, or 1.0%, and time deposits decreasing by $34.8 million, or 5.1%. The lack of growth in interest-bearing transaction accounts and reduction in time deposits during the part year has been intentional and resulted from a series of interest rate reductions that continued through the third quarter of 2012. As a result, the cost of total interest-bearing deposits declined from 1.30% for the quarter ended September 30, 2011, to 0.91% for the quarter ended September 30, 2012. The cost of total deposits declined from 1.11% for the quarter ended September 30, 2011, to 0.76% for the quarter ended September 30, 2012.

Capital Levels and Stockholders’ Equity

Stockholders’ equity increased $36.0 million, or 13.1%, from $275.5 million at September 30, 2011, to $311.5 million at September 30, 2012, with approximately $10.0 million in net proceeds from the exercise of warrants that were issued to certain investors in private placements during 2010 and 2011, net income available to common stockholders of $23.7 million over the twelve-month period, a $913 thousand decrease in other comprehensive income related to the investment securities portfolio, $1.8 million in the accretion of the discount on preferred stock and $1.4 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio increased from 14.46% at September 30, 2011, to 16.29% at September 30, 2012, its total qualifying capital ratio increased from 15.71% to 17.55%, and its tangible common equity ratio increased from 7.09% to 8.08%. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 55 basis points and its tangible common equity ratio is up 29 basis points.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on October 25, 2012, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2012 financial results. The public is invited to listen to this conference call by dialing 866-253-6509 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on October 25, 2012, until 11:59 p.m. Eastern Daylight Time on November 1, 2012. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1594801.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding impairment loss on securities, realized gains and losses on sale of securities, and death benefits received from bank-owned life insurance. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended September 30, 2012, September 30, 2011, and June 30, 2012, is as follows:

	Three Months		Three Months
	Ended		Ended
	September 30,		June 30,
(Dollars in thousands)	2012	2011	2012

Net Income Available to Common Stockholders	$7,122	$5,217	$6,357
Adjustments to net income:
Realized gain on sale of securities	(2,056)	--	(1,328)
Death benefits received from bank-owned life insurance	--	--	--
Net tax effect adjustment	720	--	465

Adjusted Operating Earnings	$5,786	$5,217	$5,494

Earnings per common share-diluted	$0.21	$0.17	$0.19
Adjustments to earnings per common share-diluted
Realized gain on sale of securities, net tax affect	($0.04)	--	($0.03)

Adjusted operating earnings per common share-diluted	$0.17	$0.17	$0.16

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis, and non-interest income excluding impairment loss on securities, realized gains and losses on sale of securities, and death benefits received from bank-owned life insurance. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and nine months ended September 30, 2012, and September 30, 2011, is as follows:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2012	2011	2012	2011
Summary Operating Results:
Non-interest expense	$15,212	$14,893	$47,396	$43,863

Net interest income	$26,368	$26,729	$80,064	$79,700

Non-interest income	4,725	1,940	13,095	5,672
Impairment loss on securities	--	--	--	732
Gain on sale of securities	(2,056)	--	(5,976)	(503)
Death benefits received from bank owned life insurance	--	--	--	(361)
Adjusted non-interest income	$2,669	$1,940	$7,119	$5,540

Total net interest income and non-interest income, adjusted (1)	$29,037	$28,669	$87,183	$85,240

Efficiency Ratio, adjusted	51.75%	51.27%	53.69%	50.77%

(1) Tax Equivalent Income of $29,397 for the three months ended September 30, 2012, and $88,274 for the nine months ended September 30, 2012. Tax Equivalent Income of $29,048 for the three months ended September 30, 2011, and $86,394 for the nine months ended September 30, 2011.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of September 30, 2012, September 30, 2011, June 30, 2012 and March 31, 2012 is as follows:

(Dollars in thousands)	As of September 30,		June 30,	March 31,
	2012	2011	2012	2012
Tangible common equity:
Total stockholders’ equity	$311,528	$275,546	$303,294	$296,637

Less:
Outstanding TARP senior preferred stock	68,621	66,794	68,146	67,670
Intangible assets	--	--	--	--
Tangible common equity	$242,907	$208,752	$235,148	$228,967

Total tangible assets	$3,004,742	$2,942,323	$3,017,276	$2,954,226

Tangible common equity ratio	8.08%	7.09%	7.79%	7.75%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Summary Financial Results:
Interest and dividend income	$32,863	$35,403	-7.2%	$100,511	$106,558	-5.7%
Interest expense	6,495	8,674	-25.1%	20,447	26,858	-23.9%
Net interest income	26,368	26,729	-1.4%	80,064	79,700	0.5%
Provision for loan losses	3,111	3,933	-20.9%	12,267	11,210	9.4%
Non-interest income	4,725	1,940	143.6%	13,095	5,672	130.9%
Non-interest expense	15,212	14,893	2.1%	47,396	43,863	8.1%
Income before income taxes	12,770	9,843	29.7%	33,496	30,299	10.6%
Net income	$8,486	$6,566	29.2%	$22,348	$20,368	9.7%
Effective dividend on preferred stock	$1,364	$1,349	1.1%	$4,090	$4,012	1.9%
Net income available to common stockholders	$7,122	$5,217	36.5%	$18,258	$16,356	11.6%

Performance Ratios:
Return on average assets	1.11%	0.91%		1.00%	0.97%
Return on average equity	10.95%	9.61%		9.95%	10.48%
Net interest margin	3.62%	3.85%		3.74%	3.95%
Efficiency ratio, adjusted	51.75%	51.27%		53.69%	50.77%

Per Share Data:
Earnings per common share-basic	$0.22	$0.18	22.2%	$0.58	$0.55	5.5%
Earnings per common share-diluted	$0.21	$0.17	23.5%	$0.54	$0.53	1.9%
Average number of shares outstanding:
Basic	31,824,656	29,746,581		31,713,132	29,557,306
Diluted	33,750,689	30,866,862		33,645,408	30,656,489

	As of September 30,				As of
	2012	2011	% Change		06/30/12	% change
Selected Balance Sheet Data:
Loans, net of allowance for loan losses	$2,102,588	$2,097,042	0.3%		$2,131,572	-1.4%
Investment securities	545,143	602,565	-9.5%		566,688	-3.8%
Assets	3,004,742	2,942,323	2.1%		3,017,276	-0.4%
Deposits	2,212,556	2,368,939	-6.6%		2,251,692	-1.7%
Stockholders’ equity	311,528	275,546	13.1%		303,294	2.7%
Book value per common share	$7.63	$7.02	8.7%		$7.39	3.2%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	16.29%	14.46%			15.74%
Bank	15.81%	14.29%			15.20%
Total qualifying capital:
Company	17.55%	15.71%			17.00%
Bank	17.06%	15.55%			16.46%
Tier 1 leverage:
Company	12.27%	11.60%			12.25%
Bank	12.00%	11.41%			11.91%
Tangible common equity:
Company	8.08%	7.09%			7.79%

(Dollars in thousands)	As of September 30,		As of
	2012	2011	06/30/12	03/31/12

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$3,443	$5,486	$2,540	$9,968
Real estate-one-to-four family residential:
Permanent first and second	5,689	1,960	5,500	3,060
Home equity loans and lines	2,576	3,051	3,480	3,580
Total real estate-one-to-four family residential	$8,265	$5,011	$8,980	$6,640
Real estate-multi-family residential	--	486	--	476
Real estate-non-farm, non-residential:
Owner-occupied	1,804	3,689	3,504	2,997
Non-owner-occupied	4,731	3,878	2,079	88
Total real estate-non-farm, non-residential	$6,535	$7,567	$5,583	$3,085
Real estate-construction:
Residential	10,510	20,181	12,379	12,122
Commercial	16,679	6,083	16,859	14,232
Total real estate-construction	$27,189	$26,264	$29,238	$26,354
Consumer	18	22	18	19
Total non-accrual loans	$45,450	$44,836	$46,359	$46,542
OREO	14,089	10,377	14,018	12,928
Total non-performing assets	$59,539	$55,213	$60,377	$59,470

Loans 90+ days past due and still accruing:
Commercial	$--	$89	$45	$--
Real estate-one-to-four family residential:
Permanent first and second	--	--	--	56
Home equity loans and lines	--	--	--	--
Total real estate-one-to-four family residential	$--	$--	$--	$56
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	--	--	--
Non-owner-occupied	--	--	--	--
Total real estate-non-farm, non-residential	$--	$--	$--	$--
Real estate-construction:
Residential	--	574	--	--
Commercial	--	--	--	--
Total Real estate-construction:	$--	$574	$--	$--
Consumer	--	--	--	--
Total loans 90+ days past due and still accruing	$--	$663	$45	$56

Total non-performing assets and 90+ days past due loans	$59,539	$55,876	$60,422	$59,526

Troubled debt restructurings	$44,892	$71,686	$43,054	$42,426

Non-performing assets
to total loans:	2.77%	2.57%	2.77%	2.77%
to total assets:	1.98%	1.88%	2.00%	2.01%
Non-performing assets and past due loans
to total loans:	2.77%	2.60%	2.77%	2.77%
to total assets:	1.98%	1.90%	2.00%	2.01%
Allowance for loan losses to total loans	1.92%	2.30%	2.14%	2.11%
Allowance for loan losses to non-performing loans	90.84%	108.58%	100.49%	97.37%

Total allowance for loan losses	$41,288	$49,405	$46,632	$45,371

(Dollars in thousands)	As of September 30,		As of
	2012	2011	06/30/12	03/31/12

Loans 30 to 89 days past due and still accruing
Commercial	$313	$671	$2,099	$1,916
Real estate-one-to-four family residential:
Permanent first and second	230	1,761	4,149	4,652
Home equity loans and lines	395	99	249	640
Total real estate-one-to-four family residential	$625	$1,860	$4,398	$5,292
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	7,326	3,582	349	278
Non-owner-occupied	4,080	6,072	2,979	1,487
Total real estate-non-farm, non-residential	$11,406	$9,654	$3,328	$1,765
Real estate-construction:
Residential	74	573	--	--
Commercial	930	--	--	--
Total real estate-construction:	$1,004	$573	$--	$--
Consumer	12	43	17	99
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$13,360	$12,801	$9,842	$9,072

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net charge-offs
Commercial	$101	$690	$4,975	$1,559
Real estate-one-to-four family residential:
Permanent first and second	576	324	1,291	$2,101
Home equity loans and lines	1,064	3	1,851	769
Total real estate-one-to-four family residential	$1,640	$327	$3,142	$2,870
Real estate-multi-family residential	--	--	($118)	--
Real estate-non-farm, non-residential:
Owner-occupied	2,599	119	2,820	171
Non-owner-occupied	2,890	1,690	3,525	6,267
Total real estate-non-farm, non-residential	$5,489	$1,809	$6,345	$6,438
Real estate-construction:
Residential	$1,131	3,966	4,528	5,796
Commercial	90	899	578	7,494
Total real estate-construction:	$1,221	$4,865	$5,106	$13,290
Consumer	4	54	258	90
Farmland	--	--	--	--
Total net charge-offs	$8,455	$7,745	$19,708	$24,247
Net charge-offs to average loans outstanding	0.39%	0.36%	0.91%	1.11%

Total provision for loan losses	$3,111	$3,933	$12,267	$11,210

Classes of loans by risk rating as of September 30, 2012, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$163,539	$28,262	$14,710	$21,630	$1,810	$229,951
Real estate-one-to-four family residential:
Permanent first and second	231,543	14,590	11,252	22,651	114	280,150
Home equity loans and lines	108,153	2,737	1,968	4,243	1,545	118,646
Total real estate-one-to-four family residential	$339,696	$17,327	$13,220	$26,894	$1,659	$398,796
Real estate-multi-family residential	81,738	5,104	--	--	--	86,842
Real estate-non-farm, non-residential:
Owner-occupied	357,423	66,865	21,376	21,591	--	467,255
Non-owner-occupied	483,742	131,036	33,608	43,076	--	691,462
Total real estate-non-farm, non-residential	$841,165	$197,901	$54,984	$64,667	$--	$1,158,717
Real estate-construction:
Residential	81,656	18,262	18,095	37,757	--	155,770
Commercial	33,365	15,277	28,560	27,935	--	105,137
Total real estate-construction	$115,021	$33,539	$46,655	$65,692	$--	$260,907
Consumer	6,585	230	222	104	--	7,141
Farmland	1,000	3,889	--	--	--	4,889
Total	$1,548,744	$286,252	$129,791	$178,987	$3,469	$2,147,243

Classes of loans by risk rating as of September 30, 2011, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$151,442	$44,599	$4,153	$26,540	$2,917	$229,651
Real estate-one-to-four family residential:
Permanent first and second	209,367	17,764	8,208	25,832	--	261,171
Home equity loans and lines	109,057	5,517	1,818	6,768	2,249	125,409
Total real estate-one-to-four family residential	$318,424	$23,281	$10,026	$32,600	$2,249	$386,580
Real estate-multi-family residential	68,481	3,505	--	486	--	72,472
Real estate-non-farm, non-residential:
Owner-occupied	370,914	57,306	18,759	19,453	--	466,432
Non-owner-occupied	462,188	119,448	21,196	57,039	--	659,871
Total real estate-non-farm, non-residential	$833,102	$176,754	$39,955	$76,492	$--	$1,126,303
Real estate-construction:
Residential	66,030	30,635	12,903	42,153	--	151,721
Commercial	60,135	60,441	25,594	25,752	--	171,922
Total real estate-construction	$126,165	$91,076	$38,497	$67,905	$--	$323,643
Consumer	8,424	235	92	131	--	8,882
Farmland	2,538	--	--	--	--	2,538
Total	$1,508,576	$339,450	$92,723	$204,154	$5,166	$2,150,069

Classes of loans by risk rating as of June 30, 2012, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$188,952	$29,560	$11,729	$24,563	$1,810	$256,614
Real estate-one-to-four family residential:
Permanent first and second	228,273	14,069	10,285	25,141	114	277,882
Home equity loans and lines	110,765	2,851	2,119	5,978	2,240	123,953
Total real estate-one-to-four family residential	$339,038	$16,920	$12,404	$31,119	$2,354	$401,835
Real estate-multi-family residential	80,717	3,460	--	--	--	84,177
Real estate-non-farm, non-residential:
Owner-occupied	367,535	62,369	25,067	16,490	--	471,461
Non-owner-occupied	510,605	102,602	26,174	44,792	--	684,173
Total real estate-non-farm, non-residential	$878,140	$164,971	$51,241	$61,282	$--	$1,155,634
Real estate-construction:
Residential	75,605	22,476	19,807	29,176	--	147,064
Commercial	40,181	18,090	26,702	38,903	--	123,876
Total real estate-construction	$115,786	$40,566	$46,509	$68,079	$--	$270,940
Consumer	8,093	307	165	73	--	8,638
Farmland	3,415	158	--	--	--	3,573
Total	$1,614,141	$255,942	$122,048	$185,116	$4,164	$2,181,411

Classes of loans by risk rating as of March 31, 2012, excluding loans held-for-sale, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$175,523	$34,782	$4,997	$23,427	$9,108	$247,837
Real estate-one-to-four family residential:
Permanent first and second	205,804	15,342	10,163	25,154	115	256,578
Home equity loans and lines	111,181	3,288	1,902	8,420	2,243	127,034
Total real estate-one-to-four family residential	$316,985	$18,630	$12,065	$33,574	$2,358	$383,612
Real estate-multi-family residential	76,304	4,253	--	476	--	81,033
Real estate-non-farm, non-residential:
Owner-occupied	369,014	63,240	25,360	16,267	--	473,881
Non-owner-occupied	505,373	119,446	37,154	29,872	--	691,845
Total real estate-non-farm, non-residential	$874,387	$182,686	$62,514	$46,139	$--	$1,165,726
Real estate-construction:
Residential	65,280	22,329	20,100	29,048	--	136,757
Commercial	39,092	20,483	36,037	26,055	--	121,667
Total real estate-construction	$104,372	$42,812	$56,137	$55,103	$--	$258,424
Consumer	8,259	291	167	67	--	8,784
Farmland	2,574	--	--	--	--	2,574
Total	$1,558,404	$283,454	$135,880	$158,786	$11,466	$2,147,990

Troubled Debt Restructurings (TDRs) By Loan Type
As of September 30, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Loan Type:
Commercial	--	$--	0.0%	2	$6,910	22.7%	2	$6,910	15.4%
Real estate-one-to-four family residential:
Permanent first and second	12	4,585	31.7%	--	--	0.0%	12	4,585	10.2%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential:	12	$4,585	31.7%	--	$--	0.0%	12	$4,585	10.2%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential
Owner-occupied	1	638	4.4%	1	2,757	9.1%	2	3,395	7.5%
Non-owner-occupied	2	8,793	60.7%	3	10,367	34.1%	5	19,160	42.7%
Total real estate-non-farm, non-residential:	3	$9,431	65.1%	4	$13,124	43.2%	7	$22,555	50.2%
Real estate-construction:
Residential	--	--	0.0%	3	3,622	11.9%	3	3,622	8.1%
Commercial	1	465	3.2%	2	6,755	22.2%	3	7,220	16.1%
Total real estate-construction:	1	$465	3.2%	5	$10,377	34.1%	6	$10,842	24.2%
Consumer	--	--	0.0%	--	--	0.0%	--	--	0.0%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total Loans	16	$14,481	100.0%	11	$30,411	100.0%	27	$44,892	100.0%

Troubled Debt Restructurings (TDRs) By Quarterly Review / Maturity Date
As of September 30, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Review / Maturity by Quarter:
2012
4th Quarter	4	$1,990	13.7%	7	$12,051	39.6%	11	$14,041	31.3%
Total 2012:	4	$1,990	13.7%	7	$12,051	39.6%	11	$14,041	31.3%
2013
1st Quarter	8	11,606	80.2%	--	--	0.0%	8	11,606	25.8%
2nd Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
3rd Quarter	4	885	6.1%	--	--	0.0%	4	885	2.0%
4th Quarter	--	--	0.0%	1	2,757	9.1%	1	2,757	6.1%
Total 2013:	12	$12,491	86.3%	1	$2,757	9.1%	13	$15,248	33.9%
2014 & beyond	--	--	0.0%	3	$15,603	51.3%	3	$15,603	34.8%
Total Loans	16	$14,481	100.0%	11	$30,411	100.0%	27	$44,892	100.0%

Troubled Debt Restructurings (TDRs) -
Migration by Quarter
As of September 30, 2012
(Dollars in thousands)

	4/1/09 to	7/1/09 to	10/1/09 to	1/1/10 to	4/1/10 to	7/1/10 to	10/1/10 to
	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10
Period Beginning Balance	$--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377
Loan Advances	--	974	348	219	472	220	531
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908

Deductions:
Sales Proceeds	--	$944	$1,783	$1,218	$761	--	$125
Payments	--	317	174	50	1,202	1,138	433
Reviews	--	--	229	75	3,714	2,468	--
Upgrades	--	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--
Transfer to NPA	--	823	1,309	13,245	532	671	3,971
Subtotal Deductions:	--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	($ 2,621)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996

	1/1/11 to	4/1/11 to	7/1/11 to	10/1/11 to	1/1/12 to	4/1/12 to	7/1/12 to
	3/31/11	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	TOTAL
Period Beginning Balance	$102,996	$91,876	$81,070	$71,686	$52,264	$42,426	$43,054

Additions:
New Loans Added	$3,188	$116	$984	$753	$541	$1,345	$8,804	$162,201
Loan Advances	486	197	53	40	236	186	46	4,008
Subtotal Additions:	$3,674	$313	$1,037	$793	$777	$1,531	$8,850	$166,209

Deductions:
Sales Proceeds	$367	$126	$4,597	$6,168	$5,098	$247	$531	$21,965
Payments	1,989	1,715	532	990	226	158	785	9,709
Reviews	5,731	640	4,292	10,111	3,888	498	1,465	33,111
Upgrades	--	--	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	5,656	3,000	--	--	--	--	2,587	11,243
Charge-offs w/Loans Sold or Settled	251	--	--	2,946	604	--	--	3,857
Transfer to NPA	800	5,638	1,000	--	799	--	1,644	30,432
Subtotal Deductions:	$14,794	$11,119	$10,421	$20,215	$10,615	$903	$7,012	$121,317

Net Increase / (Decrease)	$(11,120)	$(10,806)	$(9,384)	$(19,422)	$(9,838)	$628	$1,838

% Increase / (Decrease) from Preceding Period	(10.8%)	(11.8%)	(11.6%)	(27.1%)	(18.8%)	1.5%	4.3%

Period Ended Balance	$91,876	$81,070	$71,686	$52,264	$42,426	$43,054	$44,892	$44,892

(Dollars in thousands)	As of September 30,			As of
	2012	2011	% Change	06/30/12	% Change

Loan Portfolio:
Commercial	$229,951	$229,651	0.1%	$256,614	-10.4%
Real estate-one to four family residential:
Permanent first and second	280,150	261,171	7.3%	277,882	0.8%
Home equity loans and lines	118,646	125,409	-5.4%	123,953	-4.3%
Total real estate-one-to-four family residential	$398,796	$386,580	3.2%	$401,835	-0.8%
Real estate-multifamily residential	86,842	72,472	19.8%	84,177	3.2%
Real estate-non-farm, non-residential:
Owner-occupied	467,255	466,432	0.2%	471,461	-0.9%
Non-owner-occupied	691,462	659,871	4.8%	684,173	1.1%
Total real estate-non-farm, non-residential	$1,158,717	$1,126,303	2.9%	$1,155,634	0.3%
Real estate-construction:
Residential	155,770	151,721	2.7%	147,064	5.9%
Commercial	105,137	171,922	-38.8%	123,876	-15.1%
Total real estate-construction:	260,907	323,643	-19.4%	$270,940	-3.7%
Consumer	7,141	8,882	-19.6%	8,638	-17.3%
Farmland	4,889	2,538	92.6%	3,573	36.8%
Total loans	$2,147,243	$2,150,069	-0.1%	$2,181,411	-1.6%
Less unearned income	3,367	3,622	-7.0%	3,207	5.0%
Less allowance for loan losses	41,288	49,405	-16.4%	46,632	-11.5%
Loans, net of allowance for loan losses	$2,102,588	$2,097,042	0.3%	$2,131,572	-1.4%

	As of September 30, 2012
Residential, Acquisition, Development and Construction				Non-accruals	Net charge-offs
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$7,935	5.1%	$495	0.3%	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	9,276	6.0%	4,389	2.8%	1.8%
Other Counties in MD	2,714	1.7%	195	0.1%	0.1%
Arlington/Alexandria, VA	32,397	20.8%	--	--	-0.3%
Fairfax, VA	28,555	18.3%	--	--	0.2%
Culpeper/Fauquier, VA	2,284	1.5%	200	0.1%	--
Frederick, VA	2,288	1.5%	2,288	1.5%	0.9%
Loudoun, VA	15,437	9.9%	279	0.2%	0.2%
Prince William, VA	11,854	7.6%	--	--	--
Spotsylvania, VA	349	0.2%	--	--	--
Stafford, VA	37,088	23.8%	2,664	1.7%	--
Other Counties in VA	3,168	2.0%	--	--	--
Outside VA, D.C. & MD	2,425	1.6%	--	--	--
	$155,770	100.0%	$10,510	6.7%	2.9%

	As of September 30, 2012
Commercial, Acquisition, Development and Construction				Non-accruals	Net charge-offs
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$--	--	$--	--	--
Montgomery, MD	1,908	1.8%	--	--	--
Prince Georges, MD	6,365	6.1%	--	--	--
Other Counties in MD	2,127	2.0%	--	--	--
Arlington/Alexandria, VA	10,278	9.8%	521	0.5%	--
Fairfax, VA	4,341	4.1%	2,385	2.3%	0.3%
Culpeper/Fauquier, VA	2,975	2.8%	2,975	2.8%	0.1%
Frederick, VA	2,000	1.9%	--	--	--
Henrico, VA	--	--	--	--	--
Loudoun, VA	12,990	12.4%	--	--	--
Prince William, VA	38,306	36.4%	--	--	0.1%
Spotsylvania, VA	1,700	1.6%	--	--	--
Stafford, VA	17,669	16.8%	9,963	9.5%	--
Other Counties in VA	4,478	4.3%	835	0.8%	--
Outside VA, D.C. & MD	--	--	--	--	--
	$105,137	100.0%	$16,679	15.9%	0.5%

	As of September 30, 2012
Non-Farm/Non-Residential				Non-accruals	Net charge-offs
By County/Jurisdiction of Origination:	Total	Percentage	Non-accrual	as a % of	as a % of
(Dollars in thousands)	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$84,482	7.3%	$--	--	--
Montgomery, MD	19,760	1.7%	1,830	0.1%	--
Prince Georges, MD	75,896	6.5%	--	--	--
Other Counties in MD	49,532	4.2%	--	--	0.2%
Arlington/Alexandria, VA	183,261	15.8%	--	--	--
Fairfax, VA	271,006	23.4%	829	0.1%	--
Culpeper/Fauquier, VA	3,330	0.3%	2,079	0.2%	--
Frederick, VA	7,726	0.7%	--	--	--
Henrico, VA	21,828	1.9%	--	--	--
Loudoun, VA	151,429	13.1%	975	0.1%	0.1%
Prince William, VA	199,303	17.2%	822	0.1%	--
Spotsylvania, VA	10,125	0.9%	--	--	--
Stafford, VA	19,574	1.7%	--	--	0.2%
Other Counties in VA	52,252	4.5%	--	--	0.1%
Outside VA, D.C. & MD	9,213	0.8%	--	--	--
	$1,158,717	100.0%	$6,535	0.6%	0.6%

Of this total of $1.2 billion in non-farm/non-residential real estate loans, approximately $37.1 million will mature in 2012, $95.6 million in 2013 and $170.1 million in 2014.

(Dollars in thousands)	As of September 30,			As of
	2012	2011	% Change	6/30/12	% Change

Investment Securities:
Available-for-sale (AFS) (at fair value):
U.S. government treasury obligations	$15,000	$--	100%	$19,999	-25.0%
U.S. government agency obligations	429,416	500,872	-14.3%	448,297	-4.2%
Pooled trust preferred securities	358	455	-21.3%	556	-35.6%
Obligations of states and political subdivisions	100,369	68,143	47.3%	97,836	2.6%
	$545,143	$569,470	-4.3%	$566,688	-3.8%
Held-to-maturity (HTM) (at amortized cost):
U.S. government agency obligations	$--	$4,260	-100.0%	$--	--
Obligations of states and political subdivisions	--	28,835	-100.0%	--	--
	$--	$33,095	-100.0%	$--	--

Total Investment Securities	$545,143	$602,565	-9.5%	$566,688	-3.8%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	As of September 30,		As of June 30,
	2012	2011	2012
Assets
Cash and due from banks	$29,620	$30,925	$57,653
Investment securities, AFS	545,143	569,470	566,688
Investment securities, HTM (fair value: $35,910 at September 30, 2011)	--	33,095	--
Restricted stocks, at cost	11,272	11,355	11,272
Interest bearing deposits in other banks	213,973	99,000	152,129
Loans held-for-sale	19,330	17,464	12,851
Loans, net of allowance for loan losses of $41,288, $49,405, and $46,632	2,102,588	2,097,042	2,131,572
Bank premises and equipment, net	10,511	11,442	10,646
Accrued interest receivable	9,541	10,258	9,334
Other real estate owned, net of valuation allowance of $5,287, $6,361, and $6,571	14,089	10,377	14,018
Bank-owned life insurance	14,176	13,962	14,126
Other assets	34,499	37,933	36,987
Total assets	$3,004,742	$2,942,323	$3,017,276
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$390,692	$389,533	$383,714
Savings and interest-bearing demand deposits	1,174,789	1,187,329	1,186,107
Time deposits	647,075	792,077	681,871
Total deposits	$2,212,556	$2,368,939	$2,251,692
Securities sold under agreement to repurchase	409,320	201,652	364,568
Other borrowed funds	--	25,000	25,000
Trust preferred capital notes	66,762	66,506	66,698
Accrued interest payable	2,131	2,580	2,079
Other liabilities	2,445	2,100	3,945
Total liabilities	$2,693,214	$2,666,777	$2,713,982
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par value per share, 1,000,000 shares authorized, Series A; $1,000 stated value; 71,000 issued and outstanding	68,621	66,794	$68,146
Common stock, $1.00 par value per share, 50,000,000 shares authorized, issued and outstanding September 2012, 31,824,756 including 110,215 in unvested restricted stock issued; September 2011, 29,751,460 including 49,998 in unvested restricted stock issued; June 2012, 31,812,914 including 113,717 in unvested restricted stock	31,715	29,702	31,699
Surplus	117,905	108,543	117,721
Warrants	8,520	8,520	8,520
Retained earnings	79,258	55,565	72,135
Accumulated other comprehensive income, net	5,509	6,422	5,073
Total stockholders’ equity	$311,528	$275,546	$303,294
Total liabilities and stockholders’ equity	$3,004,742	$2,942,323	$3,017,276

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Interest and dividend income:
Interest and fees on loans	$29,820	$31,456	$30,427	$90,868	$95,144
Interest and dividends on investment securities:
Taxable	2,232	3,185	2,452	7,328	9,177
Tax-exempt	574	593	586	1,748	1,777
Dividends on restricted stocks	105	95	104	310	287
Interest on federal funds sold	--	53	--	--	152
Interest on deposits in other banks	132	21	74	257	21
Total interest and dividend income	$32,863	$35,403	$33,643	$100,511	$106,558
Interest expense:
Deposits	$4,261	$6,485	$4,465	$13,668	$20,178
Securities sold under agreement to repurchase	1,017	965	1,014	3,068	2,859
Other borrowed funds	242	272	268	779	806
Trust preferred capital notes	975	952	979	2,932	3,015
Total interest expense	$6,495	$8,674	$6,726	$20,447	$26,858
Net interest income	$26,368	$26,729	$26,917	$80,064	$79,700
Provision for loan losses	3,111	3,933	3,162	12,267	11,210
Net interest income after provision for loan losses	$23,257	$22,796	$23,755	$67,797	$68,490
Non-interest income:
Service charges and other fees	$882	$839	$875	$2,638	$2,430
Non-deposit investment services commissions	211	340	242	705	1,053
Fees and net gains on loans held-for-sale	1,082	744	830	2,913	1,799
Gain on sale of securities	2,056	--	1,328	5,976	503
Impairment loss on securities	--	--	--	--	(732)
Bank-owned life insurance	50	58	54	159	544
Other	444	(41)	92	704	75
Total non-interest income	$4,725	$1,940	$3,421	$13,095	$5,672
Non-interest expense:
Salaries and employee benefits	$7,493	$6,591	$7,239	$22,517	$19,676
Occupancy expense	2,380	2,293	2,341	7,142	7,006
FDIC insurance	660	864	833	2,488	3,394
(Gain) loss on other real estate owned	(141)	546	881	1,566	1,022
Other real estate owned expenses	322	277	262	902	616
Franchise tax expense	935	780	750	2,435	2,326
Data processing expense	664	652	675	1,992	1,942
Other operating expense	2,899	2,890	2,576	8,354	7,881
Total non-interest expense	$15,212	$14,893	$15,557	$47,396	$43,863
Income before taxes	$12,770	$9,843	$11,619	$33,496	$30,299
Provision for income taxes	4,284	3,277	3,899	11,148	9,931
Net income	$8,486	$6,566	$7,720	$22,348	$20,368
Effective dividend on preferred stock	$1,364	$1,349	1,363	$4,090	$4,012
Net income available to common stockholders	$7,122	$5,217	$6,357	$18,258	$16,356
Earnings per common share, basic	$0.22	$0.18	$0.20	$0.58	$0.55
Earnings per common share, diluted	$0.21	$0.17	$0.19	$0.54	$0.53

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended September 30,
(Unaudited)

	2012			2011
		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Income-	Yields	Average	Income-	Yields
	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$550,210	$2,806	2.26%	$524,271	$3,778	3.11%
Restricted stock	11,272	105	3.68%	11,561	95	3.26%
Loans, net of unearned income (2)	2,176,109	29,820	5.46%	2,147,176	31,456	5.83%
Interest-bearing deposits in other banks	200,966	132	0.26%	34,887	21	0.23%
Federal funds sold	--	--	0.00%	75,900	53	0.27%
Total interest-earning assets	$2,938,557	$32,863	4.50%	$2,793,795	$35,403	5.08%
Other assets	82,555			82,006
Total Assets	$3,021,112			$2,875,801

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$380,623	$357	0.37%	$317,245	$527	0.66%
Money market accounts	242,896	248	0.41%	221,202	559	1.00%
Savings accounts	569,339	585	0.41%	655,941	1,452	0.88%
Time deposits	665,193	3,071	1.84%	779,997	3,947	2.01%
Total interest-bearing deposits	$1,858,051	$4,261	0.91%	$1,974,385	$6,485	1.30%
Securities sold under agreement to repurchase (3)	365,235	1,017	1.11%	192,823	965	1.99%
Other borrowed funds	22,282	242	4.25%	25,000	272	4.25%
Trust preferred capital notes	66,727	975	5.72%	66,471	952	5.60%
Total interest-bearing liabilities	$2,312,295	$6,495	1.12%	$2,258,679	$8,674	1.52%
Demand deposits and other liabilities	401,460			346,155
Total liabilities	$2,713,755			$2,604,834
Stockholders’ equity	307,357			270,967
Total liabilities and stockholders’ equity	$3,021,112			$2,875,801
Interest rate spread			3.38%			3.56%
Net interest income and margin		$26,368	3.62%		$26,729	3.85%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.0 million and $1.0 million for the three months ended September 30, 2012, and 2011, respectively.

(3) The securities sold under agreement to repurchase related to customers had an average balance of $290.2 million at an average rate of 0.23% for the three months ended September 30, 2012, and $117.8 million at an average rate of 0.38% for the same period 2011. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.52% for the three months ended September 31, 2012, and $75.0 million at an average rate of 4.51% for the same period for 2011.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Nine Months Ended September 30,
(Unaudited)

	2012			2011
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$581,381	$9,076	2.26%	$458,694	$10,954	3.41%
Restricted stock	11,254	310	3.68%	11,616	287	3.30%
Loans, net of unearned income (2)	2,172,353	90,868	5.60%	2,176,604	95,144	5.86%
Interest-bearing deposits in other banks	132,897	257	0.26%	12,125	21	0.23%
Federal funds sold	--	--	--	74,906	152	0.27%
Total interest-earning assets	$2,897,885	$100,511	4.68%	$2,733,945	$106,558	5.27%
Other assets	75,569			87,199
Total Assets	$2,973,454			$2,821,144

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$354,154	$972	0.37%	$320,380	$1,775	0.74%
Money market accounts	227,301	704	0.41%	198,605	1,543	1.04%
Savings accounts	599,799	2,001	0.45%	672,553	4,965	0.99%
Time deposits	710,515	9,991	1.88%	780,310	11,895	2.04%
Total interest-bearing deposits	$1,891,769	$13,668	0.97%	$1,971,848	$20,178	1.37%
Securities sold under agreement to repurchase (3)	321,871	3,068	1.27%	181,226	2,859	2.11%
Other borrowed funds	24,088	779	4.25%	25,000	806	4.25%
Trust preferred capital notes	66,663	2,932	5.78%	66,409	3,015	5.99%
Total interest-bearing liabilities	$2,304,391	$20,447	1.19%	$2,244,483	$26,858	1.60%
Demand deposits and other liabilities	369,169			316,829
Total liabilities	$2,673,560			$2,561,312
Stockholders’ equity	299,894			259,832
Total liabilities and stockholders’ equity	$2,973,454			$2,821,144
Interest rate spread			3.49%			3.67%
Net interest income and margin		$80,064	3.74%		$79,700	3.95%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $3.7 million and $3.0 million for the nine months ended September 30, 2012, and 2011, respectively.

(3) The securities sold under agreement to repurchase related to customers had an average balance of $246.9 million at an average rate of 0.29% for the nine months ended September 30, 2012, and $106.2 million at an average rate of 0.42% for the same period 2011. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.52% for the nine months ended September 31, 2012, and $75.0 million at an average rate of 4.52% for the same period for 2011.

CONTACT:
Virginia Commerce Bancorp, Inc.
Mark S. Merrill
Chief Financial Officer
703-633-6120
mmerrill@vcbonline.com